EXHIBIT 12
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HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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All dollar amounts are stated in millions.
Six months ended June 30                            1998          1997
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Net income (loss)                               $ (203.7)     $  393.8
Income taxes                                        64.6         222.3
                                                --------      --------
Income (loss) before income taxes                 (139.1)        616.1
                                                --------      --------
Fixed charges:
  Interest expense <F1>                          1,018.3         926.2
  Interest portion of rentals <F2>                  25.6          22.8
                                                --------      --------
Total fixed charges                              1,043.9         949.0
                                                --------      --------
Total earnings as defined                       $  904.8      $1,565.1
                                                ========      ========
Ratio of earnings to fixed charges <F4>              .87          1.65
                                                ========      ========
Ratio of earnings to fixed charges, excluding
  merger and integration related costs              1.82          -
                                                ========      ========
Preferred stock dividends <F3>                      -         $    5.6
                                                ========      ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends <F4>                 .87          1.64
                                                ========      ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends, excluding
  merger and integration related costs              1.82          -
                                                ========      ========

<F1> For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2> Represents one-third of rentals, which approximates the portion representing interest.

<F3> Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 36.1 percent for the six months ended June 30, 1997.

<F4> The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.